Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces First Quarter 2013 Capital Actions and Sets Earnings Release Date

7% Convertible Debenture Purchase of $125.9 million
Dividend Payment of $4.4 million
Principal Payments of $13.5 million under Senior Secured Credit Agreement

Carmel, Ind., March 28, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced its capital actions during the first quarter of 2013. As announced earlier today, CNO completed a tender offer pursuant to which it purchased, for an aggregate purchase price of $125.9 million, $59.3 million aggregate principal amount of its outstanding 7% Convertible Senior Debentures due 2016 (the “Debentures”), representing approximately 63.8% of Debentures outstanding.
CNO expects to record a one-time after tax charge of approximately $57 million in the first quarter of 2013 as a result of this transaction. In addition, shareholders' equity is expected to be further reduced by approximately $13 million related to the cost of extinguishing the beneficial conversion feature related to a portion of the Debentures that were repurchased.
CNO did not repurchase any shares of its common stock during the quarter under its securities repurchase program. As of December 31, 2012, CNO had approximately 222 million shares outstanding. CNO anticipates repurchasing securities in the range of $250 million to $300 million during 2013. After taking into account the results of the tender offer, CNO currently anticipates repurchasing an additional $125 million to $175 million of its securities in 2013. The company currently has repurchase capacity under its securities buyback program of approximately $224 million.
CNO also made a principal prepayment today of $1.5 million in an amount equal to 33% of common stock dividend payments, as required under the terms of its Senior Secured Credit Agreement. The company made an additional payment of $12.0 million to cover the remaining portion of the scheduled first quarter principal payment due under the Senior Secured Credit Agreement. The next scheduled principal payment under the facility of $12.5 million is due June 30, 2013.
CNO will report results for the first quarter of 2013 after the market closes on Wednesday, April 24, 2013. The company will host a conference call to discuss results at 11:00 a.m. Eastern Time on Thursday, April 25, 2013.
- more -

CNO Financial (2)
March 28, 2013

The web cast of the conference call can be accessed through the Investors section of the company's website as follows: http://ir.CNOinc.com. Listeners should go to the website at least 15 minutes before the event to register, download and install any necessary audio software.
About CNO
CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.
- # # # # -